Filed Pursuant to Rule 424(b)(3)

Registration No. 333-126087

KBS REAL ESTATE INVESTMENT TRUST, INC.

SUPPLEMENT NO. 19 DATED MARCH 22, 2007

TO THE PROSPECTUS DATED JANUARY 13, 2006

This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust, Inc. dated January 13, 2006, as supplemented by supplement no. 6 dated October 6, 2006, supplement no. 13 dated January 4, 2007 (filed with the SEC on January 9, 2007), supplement no. 14 dated January 17, 2007, supplement no. 15 dated January 23, 2007, supplement no. 16 dated January 24, 2007, supplement no. 17 dated February 8, 2007 and supplement no. 18 dated March 12, 2007. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust, Inc. and, as required by context, KBS Limited Partnership, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	Corrections to the Prior Performance Tables included in supplement no. 6 dated October 6, 2006 to the prospectus.

Prior Performance

We note the corrections listed below to Table II of the Prior Performance Tables included in supplement no. 6 dated October 6, 2006. The following pages show Table II in its entirety with the corrections noted below in bold.

•	In supplement no. 6, partnership and asset management fees paid to KBS affiliates by Commingled Account 12/96 shows $1,932,000. The correct amount should be $2,040,000.

•	In supplement no. 6, partnership and asset management fees paid to KBS affiliates by Commingled Account 6/98 shows $2,691,000. The correct amount should be $2,916,000.

•	In supplement no. 6, partnership and asset management fees paid to KBS affiliates by Commingled Account 6/99 shows $4,586,000. The correct amount should be $4,811,000.

•

In supplement no. 6, dollar amount of property sales and refinancing before deducting payment to sponsors as it relates to Commingled Account 6/99 shows $75,698,000. The correct amount should be $75,965,000.

•

In supplement no. 6, dollar amount of property sales and refinancing before deducting payment to sponsors as it relates to Separate Account 12/98 shows $75,768,000. The correct amount should be $118,148,000.

•	In supplement no. 6, amounts paid to sponsor from property sales and refinancing-incentive fees as it relates to Commingled Account 6/99 shows $236,000. The correct amount should be $267,000.

We also note that the date of final sale of property in Table IV for Commingled Account 5/95 was incorrectly listed as 9/06. It should be 9/05.

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table II summarizes the amount and type of compensation paid to KBS affiliates during the three years ended December 31, 2005 in connection with 1) each program sponsored by a KBS investment adviser that had offerings close during this period and 2) all other programs that have made payments to KBS affiliates during this period. All of the programs represented in the table below have or had investment objectives similar to those of KBS Real Estate Investment Trust. The KBS investment adviser typically diversified the portfolios of these programs by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for these programs, the KBS investment adviser specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, with a focus primarily on value-added and enhanced-return assets, except that for Separate Account 6/05 and Separate Account 8/05, the KBS investment adviser is focusing on the acquisition of core real estate assets. We will seek to diversify our assets by investment risk by acquiring both core and enhanced-return commercial properties and other real estate-related assets. We expect to invest primarily in core investments but to make approximately 30% of our investments in enhanced-return properties and real estate-related assets. All figures are as of December 31, 2005.

	Commingled Account 5/95 (1)	Commingled Account 12/95 (2)	Commingled Account 12/96 (3)	Commingled Account 6/98 (4)	Commingled Account 6/99 (5)	Separate Account 10/97 (6)	Separate Account 12/98 (7)	Separate Account 6/05 (8)	Separate Account 8/05 (9)
Date offering commenced	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)
Dollar amount raised	$273,100,000	$212,500,000	$266,125,050	$216,650,000	$187,000,000	$153,016,700	$210,967,612	$50,043,000	$44,180,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	—	—	—	—	—	—	—	—	—
Acquisition fees:
- real estate commissions	—	—	—	—	—	—	—	—	—
- advisory fees (10)	—	—	—	—	—	—	$3,000	$1,107,000	$855,000
- other (identify and quantify)	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—
Dollar amount of cash generated from operations before deducting payments to sponsors	$(1,402,000)	$(116,585)	$37,149,000	$43,292,000	$49,366,000	$23,022,000	$42,218,000	$1,863,000	$2,337,000
Amount paid to sponsor from operations:
Property management fees (11)	$246,000	—	$5,137,000	—	—	—	—	—	—
Partnership and asset management fees	$296,000	—	$2,040,000	$2,916,000	$4,811,000	$1,910,000	$5,019,000	$262,000	—
Reimbursements	—	—	—	—	—	—	—	—	—
Leasing commissions (11)	$15,000	—	$1,093,000	—	—	—	—	—	—
Construction management fees (11)	—	—	$67,000	—	—	—	—	—	—
Loan servicing fees	—	—	—	—	—	—	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsors
- cash	$86,607,000	—	$42,358,000	$105,533,000	$75,965,000	$7,432,000	$118,148,000	—	—
- notes	—	—	—	—	—	—	—	—	—
Amounts paid to sponsor from property sales and refinancing:
-Real estate commissions (11)	$55,000	—	$476,000	—	—	—	—	—	—
-Disposition fees	—	—	—	$248,000	$246,000	—	—	—	—
- Incentive fees (12)	$1,445,000	$40,000	—	—	$267,000	—	—	—	—
- Other (identify and quantify)	—	—	—	—	—	—	—	—	—

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1)

This program made payments to KBS affiliates during the three years ended December 31, 2005; however, it did not close any offerings during this period. Commingled Account 5/95 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in May 1995.

(2)

This program made payments to KBS affiliates during the three years ended December 31, 2005; however, it did not close any offerings during this period. Commingled Account 12/95 was a multi-investor commingled fund that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber was the general partner. This program made its first investment in December 1995 and its assets have been liquidated other than de minimis amounts held in reserve.

(3)

This program made payments to KBS affiliates during the three years ended December 31, 2005; however, it did not close any offerings during this period. Commingled Account 12/96 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in December 1996.

(4)

This program made payments to KBS affiliates during the three years ended December 31, 2005; however, it did not close any offerings during this period. Commingled Account 6/98 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in June 1998.

(5)

This program made payments to KBS affiliates during the three years ended December 31, 2005; however, it did not close any offerings during this period. Commingled Account 6/99 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. The account made its first investment in June 1999.

(6)

This program made payments to KBS affiliates during the three years ended December 31, 2005; however, it did not close any offerings during this period. Separate Account 10/97 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in October 1997.

(7)

This program made payments to KBS affiliates during the three years ended December 31, 2005; however, it did not close any offerings during this period. Separate Account 12/98 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in December 1998.

(8)

This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment adviser for the partnership identifies properties for investment, the KBS investment adviser invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 6/05 made its first investment in June 2005, and the KBS investment adviser continues to identify potential properties for purchase by this program. The program has made a total of four separate investments through December 2005. For more information about this program’s experience in raising capital, see Table I.

(9)

This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment adviser for the partnership identifies properties for investment, the KBS investment adviser invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 8/05 made its first investment in October 2005, and the KBS investment adviser continues to identify potential properties for purchase by this program. The program has made a total of three separate investments through December 2005. For more information about this program’s experience in raising capital, see Table I.

(10)	Advisory fees are acquisition fees that are calculated as a percentage of purchase price plus other capitalized costs and are paid to the KBS sponsor.
(11)	Fees paid to parties affiliated with the general partner of the program.

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(12)

Only three of the funds represented in this table, Commingled Account 5/95, Commingled Account 12/95 and Commingled Account 6/99, paid incentive fees during the three years ended December 31, 2005. Two of the nine funds, Commingled Account 6/98 and Commingled Account 6/99, pay incentive fees based on gains from the sale of assets. The incentive fees for the remaining seven funds represented in this table (Commingled Account 5/95, Commingled Account 12/95, Commingled Account 12/96, Separate Account 10/97, Separate Account 12/98, Separate Account 6/05 and Separate Account 8/05) are back-end fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors. These back-end incentive fees will be paid during the final liquidation stage of the funds. Only two of these seven funds, Commingled Account 12/95 and Commingled Account 5/95, are currently in their liquidation stage.

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